Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

TransAtlantic Petroleum Ltd.:

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, dated March 21, 2018, included in TransAtlantic Petroleum Ltd.’s 2018 Annual Report on Form 10-K as of and for the year ended December 31, 2017, and to all references to our Firm under the caption “Experts” appearing in the Registration Statement.

Our report dated, March 21, 2018, contains an explanatory paragraph that states a shareholder, who is the Company's chief executive officer and chairman of the board of directors, owns approximately 47% of the common stock of the Company.  Significant related party transactions with this shareholder include ownership of Series A Preferred Shares, equity transactions, a note receivable, pledge fee agreements, service transactions, a note payable balance and warrants between the Company and affiliated entities or persons.

/s/PMB Helin Donovan, LLP

Austin, Texas

June 28, 2019